Exhibit 99.1

FTI Consulting #11036127

Second Quarter 2005 Results

August 3, 2005, 11:00 a.m., ET

Moderator: Jessica Liddell

Operator:	Good morning, ladies and gentlemen, and welcome to the FTI Second Quarter Results conference call. Following opening remarks from FTI’s management, there will be a brief question and answer session. At this time, all participants are in a listen-only mode. If anyone needs assistance at anytime during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded today, Wednesday, August 3rd, of 2005.

I would now like to turn the conference over to Ms. Jessica Liddell.

Please go ahead.

Jessica Liddell:	Good morning, and thank you for joining us to discuss FTI’s second quarter results. By now you should have a copy of the earnings press release which was issued last week. Before we begin, I’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operate income and cash flows in some prior periods, and expect that this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions; the company’s ability to realize cost savings inefficiencies; competitive and general economic conditions; retention of staff and clients, and other risks described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO of FTI.

Please go ahead.

Jack Dunn:	Yes, thank you very much and on behalf of Dennis Shaughnessy, Dom DiNapoli and Ted Pincus who are here with me this morning as well as the rest of FTI. I’d like to thank you for joining us and welcome to the conference call.

Last week, needless to say, was an important one for our company. Through the overwhelming response to the financing led by Goldman Sachs and Banc of America that we completed last Thursday, we were able to accomplish several major goals and set the stage for the next five years.

First, we were able to match the recent long-term investments we’ve made in such excellent opportunities as the dispute advisory services practice of KPMG, Lexicon, Cambio, Ringtail and Ten Eyck with long-term financing. These investments are doing beautifully and will not only more than cover the cost of the financing, but in the true tradition of FTI will produce significant internally generated funds in addition and cash flow to finance further additions to our company in the future.

Second, we were able to make good on our commitment to our shareholders to repurchase common stock in a meaningful way as opportunity allowed. The purchase of $125 million worth of our common stock retires 5.2 million shares, and allows us to accomplish our significant financing with virtually no dilution.

Third, we have significantly increased our liquidity and available cash, frankly at a time when the opportunities to put them to work have never been better. By accomplishing this financing, we have freed up for investment almost $47 million a year in payments that would have been made under our former term loan over the next three years. Quite simply, a dollar in our hands today wisely spent on acquisitions, new hires and stock repurchases has a multiplier effect that makes it much more valuable to do so today than three years from now. Our game plan is to double the size of this company in five years. That will come from a healthy combination of attractive internal growth and judicious acquisitions. We believe that with the funds we now have on hand of almost $100 million, as well as our substantial internally generated cash flow, approximately $31.5 million in the second quarter alone, we can accomplish that goal while allowing us to continue our stock repurchase program, thereby maximizing our returns to our shareholders while comfortably meeting our commitments to our other constituencies.

As we stand here today, our balance sheet is impeccable from top to bottom. Our workforce is energized and enthusiastic. The investment public, through their overwhelming acceptance of our offering, as well as the recent activity on the stock price seems to have rekindled its interest in us and our markets appear attractive.

Briefly looking at our segments. Economic consulting year to date compared with last year is up almost 25 percent with EBITDA up over 30 percent. The first half of 2005 has brought several large business opportunities for our economic consulting group and we expect the business to finish strong this year. Significant M&A activity, particularly in Telecom, increased anti-trust work in an active regulatory environment, all have contributed to the growth in this business. In economic consulting, we are continuing to focus on driving growth through building existing relationships with large clients, hiring and strategic acquisitions. We hope to announce our association with several big name economists in the next several weeks.

In forensic litigation technology, the driving forces of tighter standards and reporting procedures and aggressive standards in legislative and regulatory changes continue to place our services in strong demand. Revenue for the business segment increased 13.8 percent to $52 million in the second quarter, from $45.7 million last year. Approximately $16.3 million in revenues were generated by FTI’s combined technology operations, as compared to $10.6 million in the prior year. So we’re well on the way to our run rate of $65 million projected for the year. Segment EBITDA was $18.9 million, 36.3 percent of revenues, an increase of 31 percent from $14.4 million in the prior year, which was 31.5 percent of revenue.

Technology continues to be an important avenue of growth for our business and will be a strong driver going forward. Technology not only provides us with a foundation for growth but is also a revenue source that is annuity based. Electronic discovery continues to represent a very strong growing opportunity for our business and is a small part of our overall revenues at this point. Increasingly, clients are more willing to outsource key aspects of their cases as they see the cost and material benefits to be gained from utilizing technology. We remain very pleased with the acceptance of our extended product offering by the market and the opportunities there for this practice.

In corporate finance restructuring, the practice continues to do an excellent job of steadying the ship during literally the worst restructuring market of the last 15 years. They are doing this through hard work, market shift, product differentiation, continuing growth in domain expertise, and diversification. Revenues including one month effect of the acquisition of Cambio Health Solutions, increased 11.9 percent from the second quarter of 2004. Segment adjusted EBITDA also increased 9.5 percent from the prior year. The acquisition of Cambio in the quarter was a prime example of the type of tactical tuck in acquisitions we looked for. It was a good value with an excellent team and well established position in the fast growing health care and life sciences industry.

Perhaps the better news is that the signs of a better market coming for restructuring continue to appear. High yield bond sales were at $147.2 billion last year, exceeding even the levels reached in 1998, the prior banner year. 42.5 percent of these were rated CAA or lower compared to only 38 percent in 1998. Corporate lending has been at about $1.5 trillion since January of 2004, with almost a third of that highly levered. Most indicative, however, may be that the smart money is lining up to take part in an expected boom in bust. Asset flows into distressed funds stood at $749 million in the first quarter, but as large as it seems it’s the in-flows into the funds that are specifically event driven that is truly staggering. In the first quarter alone, $5.9 billion were more than half of all the money that was spent in 2004 was invested in funds that expect to take advantage of events over the next two years in the restructuring area.

As we look at our outlook, I’d like to update you on the remainder of the year. Based on results for the first half of the year and the impact of the debt offerings, we have raised the lower end of our outlook for the remainder of 2005. For the full year, we anticipate revenues to range from $487 million to $503 million for the full year. Earnings per diluted share are now expected to range from $1.28 to $1.35 before the one time charge of approximately 3 cents per diluted share for the early extinguishments of our term loan. EBITDA is expected to range from $119 million to $124 million, and cash flow from operations to range between $80 and $90 million.

With that I’d like to turn it over to Ted Pincus to talk in detail a little bit more about the offering that we just completed.

Ted.

Ted Pincus:	Thank you, Jack. Most of this, of course, is contained in the press releases. The average blended rate before all in costs was 5.96 percent pretax and 3.46 percent after taxes. The all in costs add about 1/2 percent to — that’s the all in costs including cost and expenses was about 6.5 percent pretax and 3.77 after tax. I just want to point out that the entire $125 million of stock that we intended to repurchase was repurchased concurrent with the offering, approximately 2.3 million of the 5.2 million shares were purchased using an accelerated stock buyback program. This debt, which has a seven year life on convert side and an eight year life on the high yield side effectively reduces our need for principal amortization in the foreseeable future. There is a call provision in the senior note so that at the end of four years we are permitted to call the obligations with a slight premium that declines over the remaining four years of the life, and there is an opportunity to claw back 35 percent of the senior notes if we were to have an equity offering in the first three years after this financing.

We have not yet entered into, but are considering as indicated in the press release, a swap to balance the average interest rate exposure of this portfolio, and we will be considering that over the next few weeks.

Jack Dunn:	With that we’d like to open it up to questions.

Operator:	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star, followed by the one on your push-button phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you’re using speaker equipment, you will need to lift the handset before pressing the numbers.

One moment, please, for the first question.

Our first question comes from Mr. Lionel Jolivot. Please state your company name followed by your question.

Lionel Jolivot:	Yes. I’m from Goldman Sachs. Good morning.

Jack Dunn:	Good morning.

Ted Pincus:	Good morning.

Lionel Jolivot:	First, quick question on the forensic and litigation consulting business. Your EBITDA was just under $19 million which is up pretty dramatically year over year and pretty dramatically sequentially as well. I know you had the Ringtail acquisition, but did you have any extraordinary items in this number? Particularly, why did you see such an improvement in profit of [inaudible] this business in the second quarter?

Dominic DiNapoli:	Is that the first versus the second quarter you’re referring to?

Jack Dunn:	Year over year.

Dominic DiNapoli:	Oh, year over year. Yes.

Lionel Jolivot:	Yes. Specifically year over year. And even sequentially you had a big improvement in this business.

Dominic DiNapoli:	This is Dom DiNapoli. Particularly on the EBITDA line, the Ringtail acquisition is extremely — they’ve got an extremely profitable business. They drive a lot of EBITDA and their margins are higher than the core business. But as important as that, we’ve had a pretty strong first half in the forensic business. It was very weak at the end of last year. So we’ve seen that business turn around. We had a slow January. Thing have picked up pretty nicely. So, you know, their EBITDA did get back to levels that we hadn’t been expecting from them.

Lionel Jolivot:	And you did not have any one time big project in the quarter that could have driven these numbers higher that would disappear in the next few quarters?

Dominic DiNapoli:	No particular one time project that drove the differential in EBITDA.

Lionel Jolivot:	Okay. And just a last question on the corporate finance/restructuring business obviously your headcount is up pretty dramatically from the beginning of the year which would use to [inaudible] the utilization in the second quarter. But when I look at your guidance and the utilization in this business for the full year, your guidance is employing 81 persons or 82 persons of utilization in corp finance. How will you get there because it seems that you will continue to hire and I don’t think you’re expecting a big up tick in restructuring in the second half of the year. So how will you improve the utilization to these levels in the second half?

Dominic DiNapoli:	We are expecting a small up tick in the restructuring in the second half of the year. You know, we’ve been describing why over the last couple of calls. What’s important to understand in the corporate finance side, in particular, is that their — their business is going very well. There is a great demand. Utilization levels are extremely high and in fact they are borrowing people from other practices to work on their jobs. And that’s one of the ways that we’ve been able to drive utilization and profitability, you know, across the practices. So we don’t have a high level of concern that we’re not going to be able to maintain the forecasted utilization levels in the corporate finance area.

Jack Dunn:	Dom, there also may be a little bit of seasonality of the hiring, and typically in the first quarter after bonuses are paid, you have your most visibility of senior people while, you know, we would look at the — this time in the cycle to be where you might hire more junior people, which typically our staff have higher utilization rates than our SMD’s in that practice. So that would add a little bit to the utilization factor.

Lionel Jolivot:	Okay. Thank you very much.

Operator:	Thank you. Our next question comes form Mr. Tobey Summer. Please state your company name, followed by your question.

Tobey Summer:	Good morning. It’s Tobey Summer with SunTrust Robinson Humphrey.

Dominic DiNapoli:	Good morning, Tobey.

Tobey Summer:	Good morning. I wanted to ask you another question kind of following up on the restructuring business and your expectation for an improvement in demand there. In the past you had mentioned that a good barometer for signs of improving demand are when your incoming calls start to increase. I was wondering if you could give us a sense for what you’re seeing on that front?

Dominic DiNapoli:	I mean, we are pretty comfortable at the level of activity there. I mean, it’s too early to tell if it’s going to be gang busters at the end of this year. Quite frankly, you know, I’d be surprised if it was gang busters. But, you know, when you look at the practices that we’ve built, the Palladium Partners Practice, for instance. I mean, that’s — that’s gotten a tremendous amount of traction and we are actively recruiting people to handle the in-flow of opportunities that we have there. Our transaction advisory practice, another offshoot of corporate restructuring is doing very nicely. And on top of that, you know, we see opportunities in industries that are facing turmoil, which include the automotive suppliers. We’ve been fortunate to be involved in a number of those engagements, as well as the airlines. You know, time will tell the shakeout in the airline business, but that should drive additional opportunities going forward. So we’re pretty comfortable with the outlook at least for the next, you know, six to 12 months on the restructuring side of corporate finance. And as I said earlier, we’re — you know, we’ve developed these other practices using the skill sets that were embedded in that practice to grow into non-workout businesses, which is starting to really pay off for us.

Dennis Shaughnessy:	This is Dennis Shaughnessy. I think the one thing that we learned on the road the last two weeks in talking with, you know, really the top 100 bond funds almost in the country, is that they all believe that the restructuring cycle is starting to slowly swing back and they were all looking at ‘06 as possibly the year where either because of the visibility they have on their own portfolio or the buzz they’re hearing amongst their co-investor colleagues that, you know, they certainly are looking for a much more active year next year.

Tobey Summer:	okay. In — I was wondering, in stepping back and looking at the swell in high yield adds and as you said, the opportunity that the smart money is seeing there, the missing piece seems to be high enough interest rates so as to, you know, to trigger some of these issues. Is there — do you have a sense for, you know, how much higher they have to go to kind of start to meaningfully impact restructuring broadly, not the industries that we know are in trouble, i.e., auto and airlines?

Dennis Shaughnessy:	Yeah. I think it’s not a homogenous answer there, because I think part of the problem that that is is the actual multiple leverage, you know, against EBITDA itself versus the — you know, the actual interest, you know, coverages. And I think it’s — if you have energy staying at $60 a gallon, you know, for gas and all of the fall out that you have there. I mean, that touches so many industries as far as gobbling up their operating margins that it just can’t be passed through. And that’s almost worst than a couple hundred basis point in their interest cost. And, again, the multipliers that we’ve seen on a lot of these debt offerings, six, seven times on structured finance, it — there’s just no margin of error. So it’s almost like if anything goes wrong — obviously, if you had a big blowout on the interest, which I think no one foresees right now, they don’t see it going down, but no one, I don’t think, feels that there’s a dynamic that’s going to double it or something very soon, but I really feel that the other macro-economic factors are almost going to be more a play in the next year than just simply a rise in overall interest. I don’t know what you guys feel.

Dominic DiNapoli:	If you look at interest rates, I mean, they were at — prime was at 4 percent this time last year. It’s now 6.25.

Dennis Shaughnessy:	Yeah. So it’s 50 percent increase.

Dominic DiNapoli:	Quite a move. But just to echo what Dennis said. The petroleum — anybody with petroleum based raw materials is going to be under pressure to be able to pass on those price increases that they’ve felt. You know, industrial America has not built plans based upon $60 a barrel oil, probably more like $30. So there’s a lot of things that could happen over the next 12 months, one way or the other, that are going to hopefully drive additional business and people rethinking how they’re doing their businesses, which also drives opportunities for us.

Tobey Summer:	In turning to margin potential within the restructuring unit. Obviously while it’s still very nicely profitable, it’s down from where it was when the revenue was obviously much higher. Could you discuss what you think the potential for EBITDA margin is in the restructuring unit?

Ted Pincus:	Interestingly enough, both our forensic and restructuring units could conceivably have margins between 30 and 35/36 percent. And those swing between there depending on seasonal factors and growth rates of the businesses. So if everything falls into line and revenues are up strongly and growth is up strongly, the margins could improve to approximately the top end of that range, which we have seen happen in forensic, for example.

Tobey Summer:	And then, I guess, shifting just one more time and then I’ll go to the end of the queue. Thanks for indulging me with these questions. Economic consulting, you mentioned adding some new economists in the next couple of weeks or months?

Jack Dunn:	Yes.

Tobey Summer:	Could you talk about what you see as growth potential there and whether finding these new economists to add on to your portfolio and develop those relationships become challenging or there is ample supply?

Jack Dunn:	I think due to the great credibility that we have through Lexicon and through our network strategies practice, we’re one of several places that big name, high reputation economists consider when they’re thinking about probably augmenting their tenure in academia with another line of work. And so we’ve seen, again, due to the contacts of people like Dan Fischel, Dennis Carlton, and John Klick bring us, we’re able to see a lot of opportunity. Areas where we see growth are areas that are very exciting because they not only deal with our adversary or advocacy practice, but also have some ability to slide over into our non-advocacy practice. For example, looking at the food and drug area, we have Rick Cooper’s group that focuses on consulting for companies both on the well being side and advocacy. So if we get somebody in that area, that’s an area where we can give advice on testing and other things as opposed to just after the trouble has arisen. Similarly in stuff like employment, it’s an opportunity for us to do it and then in the areas of medical is another area where we would look to be able to do that. So those are the kinds of areas we’re looking at.

Dennis Shaughnessy:	I think one other area too is — I mean, clearly we have a preeminent position in anti-trust and regulatory work. I think we see with the federation of Europe, I’ll use that term, because obviously it’s not a united Europe yet, but it’s certainly become a federated Europe. You have the normal tension now between domestic laws that the countries have, sort of analogous to our state laws, and now an umbrella federated system, which is now being more actively implemented. And we think the normal tension that you’re going to have on anti-trust, on regulatory on pricing on quote, protected industries versus pre-market flow, is going to generate a lot of business similar to what we see here for our anti-trust groups and we think we’ll be very well positioned to sort of take advantage of what we see will be a big demand for — applied micro — metric modeling as well as expert testimony over there.

Tobey Summer:	Thank you very much.

Operator:	Thank you. Our next question comes from Mr. Bill Sutherland. Please state your company name, followed by your question.

Bill Sutherland:	Thank you. It’s Boenningg and Scattergood. It’s there a tax rate impact to the refinancing?

Ted Pincus:	No, there is not, Bill.

Bill Sutherland:	Okay.

Jack Dunn:	Other than the fact that, we are as you know from our records a tremendous tax payer, so the ability to do our financing this way and the rate that we got on an after tax basis is tremendously advantageous. That was a driver of the transaction.

Bill Sutherland:	Of course. Ted, how much was the impact from Cambio in Q-2?

Ted Pincus:	We only owned Cambio for one month and you may recall that we had existing guidance out on Cambio that we expected its revenues to be — I forget what it was in that release, but it’s — EBITDA was expected to be something like $6 million over the seven month period. And that’s — you can infer from that roughly what the effects for one month was.

Dennis Shaughnessy:	Cambio was on plan for the month and I think we had given guidance of a nickel contribution approximately for the year. It was all in plan, but the first month’s contribution wouldn’t be that much.

Bill Sutherland:	Okay. And the EBITDA for the seven months or — ?

Ted Pincus:	EBITDA was — I think we said something like $6 million for the seven months.

Bill Sutherland:	Okay.

Ted Pincus:	$5 or $6 million for the seven months.

Bill Sutherland:	Any comments on Ringtail while we’re talking about acquisitions?

Dennis Shaughnessy:	It’s doing fabulous. It’s outperforming the plan.

Bill Sutherland:	Okay. And then, Jack, you mentioned the event funds. Can you give me a little more color on what you mean by that sector?

Jack Dunn:	Funds that have been set up specifically to go look at distressed companies and take them over as opposed to just distressed passive investing funds that would maybe buy the bonds or sell the bonds, that kind of thing. These are actually people that hands on plan to participate in an active market and buy distressed companies.

Bill Sutherland:	And you said it’s $5.9 billion in what period?

Jack Dunn:	In the first quarter of fund raising, yep.

Bill Sutherland:	And that was over half. Okay.

Jack Dunn:	That’s 59 percent of everything that was raised for those types of funds last year.

Bill Sutherland:	Okay. Thanks, guys.

Operator:	Thank you. Our next question comes from Mr. Josh Rosen. Please state your company name followed by your question.

Hi, it’s actually [inaudible] for Josh and from Credit Suisse First Boston.

Speaker:	Just wondering if we could get some more color on your technology group performance that’s expected in 2005. I mean, I know you talked about your revenue expectations, but just wondering what the margin implications might be in that group? I think the margins in that group are higher than the rest of your SLC practice, right?

Ted Pincus:	Yes, they are, and obviously its performance is baked into the guidance that we gave last evening.

Speaker:	Okay. So you’re not really breaking that out separately?

Ted Pincus:	No, not at this point. We don’t operate it as a separate segment and so we are not reporting its own separate EBITDA. If we ever do that in the future, of course, then it would be available.

Speaker:	Okay. And then just for the FLC practice, maybe ex-technology. Now that the acquisition, you know the KPMG acquisition has been fully integrated just trying to get a sense for how growth expectations might have changed, excluding technology?

Jack Dunn:	I don’t know that our expectations have changed — from the beginning we always looked at it as we do with the rest of our portfolios, that it ought to have the potential to grow between 10 and 15 percent. We would look at that — certainly its growth in the first half of this year. You know, we think as a healthy move at that rate. So we would look at it to be — you know, if you’re saying without technology, you have to remember technology was embedded in there before we had Ringtail. So you can’t really divorce it entirely, but on a historical basis, I would think we’d certainly be happy with somewhere between 8 to 11 percent growth in that before the technology component. And that’s approximately where it was first half last year, versus first half ‘05.

Speaker:	Okay. Great. That’s very helpful. Thank you.

Jack Dunn:	Also I’d remind you that I think that of our businesses we kind of refer to it as the one for all seasons. So we would hope that it would continue regardless of the business cycle. It has its seasonality, but in terms of cyclicality as folks in that business like to joke, in tough times there’s more reason to steal, but in good times there’s more stuff to steal. So it’s traditionally grown at a pretty health quip in all forms of the economic cycle.

Ted Pincus:	And I do want to pick up on the point that our businesses still remain seasonal and our third quarter is, of course, the one that is generally most impacted by seasonal factors.

Speaker:	Great. Thanks.

Jack Dunn:	Also in Bill Sutherland’s question on the statistics, I would point people towards an article in the Investment Dealer’s Digest of June 27th, that is a very good article on some of the folks who are looking at the investment side in the distressed area over the next couple of years.

Speaker:	Thank you.

Operator:	Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please.

Our next question comes from Mr. David Gold. Please state your company name followed by your question.

David Gold:	Hey, good morning. It’s Sidoti & Company.

Jack Dunn:	Hi, David.

David Gold:	I was off for a second, but I’m not sure if you commented about — I know in the release you talked about shifting some of the consultants from practice to practice. And just curious, it sounds like from Dom’s comments like that was consultants from FLC going over to restructuring, was curious if we’re thinking we’re under or over staffed in either, one. And, two, or was it more a matter of chasing the higher margin business that you see in the corporate finance business?

Dom DiNapoli:	David, I’ll answer it. It was really — you know, we take a look at the — wherever the opportunities and the engagements require a staff. Most of, but not all of the hours that are transferred between the practices, and by the way, there are forensic staff working on corporate finance projects and there are corporate finance staff working on forensic also. Net/net there are more corporate finance — there are more forensic on corporate finance assignments. But it’s just a matter of the types of projects that are demanding the staff and the location of the staff.

You know, that’s one of the ways that we’re able to drive margins and drive utilization and, quite frankly, provide more opportunities for the staff to see other types of assignments. And we think they like that. You know, the busier they are the more energized they are. And sometimes getting into a different practice helps them develop new skill sets and they may even want to switch from one practice to another. But the skill sets are very similar between those practices. So while in the first half we saw it going net to the corporate finance practice, you know, based upon what we’re seeing in the second half that may continue, but in 2006 it could be the reverse.

Jack Dunn:	David, when we went to the segment reporting we did so in a clear effort to do everything we could to make our results as transparent as possible. We did say there were still areas — the reason we hadn’t done it before is there were still areas that blur between the two and how we code them in our company effects which division they go into even though they might be done by either or might be done by the people in either. I think the best indication on whether we’re properly staffed there or not is the fact that in the first half of the year we were able to maximize some utilization by — on an ad hoc basis, moving some people around, but in the second half, I think it’s good to note that both sides of the house are hiring people at a fairly dramatic pace, indicating the health they believe in those markets going forward.

Bill Sutherland:	Okay. All right. Thanks. And just, Jack, as a follow up, I know it’s hard to talk about this without tipping your hand too much on the acquisition front, but curious if as you strategically think about it, are you looking to add lines of business or would you like to bolster the lines that you have?

Dennis Shaughnessy:	David, it’s Dennis. I’ll take that. I think the answer to your question is both. I think primarily we’re looking to do what would be classically called step out acquisitions where we’re expanding our reach in businesses that we already have. I think as Dom during our investment day went into great lengths to describe where we think a big competitive advantage would be in the future across all our practices is deeper domain knowledge. I think we feel our practices have no peer as far as professional expertise. So I think where we’re trying to dive even deeper and build our strength is that in selective industries we really want to get on a tactical operational basis, much stronger and much deeper ergo an acquisition like Cambio. So I think you’ll clearly see us aggressive in that area. I think as Jack said, you’ll see us acquiring talent either through direct hires or acquisition on economic consulting side. And we’re always interested if any of you guys come across sort of the next unique area and — but I think it most likely will be an extension — line extension of where we are, and, of course, technology is growing rapidly and as Ted said, we’re not quite ready to spin it out on a fourth reporting segment, but it’s starting to get to scale where we’re clearly line extension of that is important as well.

Bill Sutherland:	Okay. Terrific. Thanks, everyone.

Operator:	Thank you. We have a follow up question from Mr. Tobey Summer.

Please go ahead with your question

Tobey Summer:	It’s Tobey Summer with Sun Trust Robinson Humphrey again. In terms of those line extensions in generally the acquisition market and the pipeline you’re looking at, I was wondering if you could describe whether you’re seeing an increase in opportunities at this time relative to, say, six months ago?

Dennis Shaughnessy:	I think — well, I think the answer is we have plenty of opportunities. It’s somewhat hard because — I think the quality of the opportunities is excellent. We have more than enough to satisfy us and keep us occupied and sort of fulfill the external part of our growth plan for five years. I think it’s sort of relative on a rolling basis whether it’s more or less. I think it’s where we would hope and I think clearly one of the reasons for us going out and not only taking advantage of what we think is an inefficiency in the capital market, and doing this deal and for all the reasons Jack outlined, it raises the profile of the company across the spectrum and we would expect to see that activity and interest in it to even pick up now post this transaction.

Tobey Summer:	Thank you very much.

Operator:	Thank you. Gentlemen, at this time we have no further questions. Please continue with any closing remarks you would like to make.

Jack Dunn:	I think simply that this is the beginning of another five year period for us which should be a tremendous one in terms of our opportunities in fulfilling it. We have — we’ve added 112 great firms to the list of people who have taken a visceral interest in our company. And we look forward to our next conference call with you. Thank you very much.

Operator:	Thank you, ladies and gentlemen. This concludes the FTI Consulting Second Quarter 2005 Earnings conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and use access code of 11036127. A web cast of the call will also be available on the company’s website WWW.FTICONSULTING.COM for the next 30 days. We thank you for your participation in today’s call and you may now disconnect.